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                                                                   Exhibit 10.24


                       SERVICE AND PRIVATE LABEL AGREEMENT



         This Service and Private Label Agreement (the "AGREEMENT") is made this 20th day of March 2000 (the "EFFECTIVE DATE") by and between eNote.com Inc., a Delaware Corporation with its principal place of business at 185 Allen Brook Lane, Williston, Vermont 05495 ("ENOTE"), and CoolEmail.com, Inc., an Illinois Corporation with its principal place of business at 315 Park Avenue, Glencoe, Illinois 60022 ("CEM").

                                    RECITALS

         WHEREAS, CEM has developed a proprietary software and Internet-based communication system that provides integrated messaging of e-mail, voicemail, calendaring, reminders, and other services via a product called CoolEmail ("CEM SERVICES");

         WHEREAS, eNote has developed a proprietary software and Internet-based communication system and associated appliances which, among other features, permit users to view, send and receive e-mail and content using television and a phone line and is engaged in the business of providing messaging and information via a standard television interface ("TVemail(TM)");

         WHEREAS, eNote wishes to obtain from CEM certain CEM Services for resale and integration with eNote products; and

         WHEREAS, CEM is willing to provide such CEM Services privately labeled as the services of eNote to eNote customers in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

                               ARTICLE 1. SERVICES

1.1 CEM will provide to eNote and its individual and business customers, in accordance with the terms and conditions of this Agreement, a fully supported version of the CEM Services privately labeled as the services of eNote for integration into eNote product offerings (the "ENOTE PRIVATE LABEL CEM SERVICE").

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1.2           CEM shall be solely responsible for the maintenance of the eNote
              Private Label CEM Service. eNote and CEM shall be jointly responsible for supporting the eNote Private Label CEM Service. CEM shall bear primary responsibility for ensuring the reliability of the eNote Private Label CEM Service.

1.3 eNote expects up to 50,000 members to make use of the eNote Private Label CEM Service during the first 12 months of this Agreement.

1.4 CEM will provide to eNote its basic Private Label CEM product, consisting at a minimum of the e-mail backbone service, features and functions listed in SCHEDULE B hereof. eNote and CEM may from time to time amend this Agreement to add additional features and functions to the eNote product offering at such prices and other terms as the parties may then agree.

1.5 CEM will provide eNote and its users, at eNote's cost as specified in SCHEDULE A hereof, with a dedicated national toll free number for use by eNote users, if so requested by eNote.

1.6 CEM will provide eNote with a private label web site (the "ENOTE WEB SITE")for eNote users. The URL for such web site shall be chosen, registered/reserved and licensed by eNote. CEM will provide the eNote users with an e-mail address from one of a set of multiple domain names specified by eNote. eNote shall provide CEM with the appropriate Domain Name Server (DNS) numbers.

1.7 At no additional cost to eNote, CEM shall provide support for the eNote support department and ensure that the eNote Private Label CEM Service meets the following specifications: Uptime shall exceed, on average, 99% of scheduled uptime; response-time for system failure or defects or problems in CEM's equipment or software (unless caused by facts or circumstances beyond CEM's control, such as, without limitation, systemic problems with the Internet, regional power failures, strike, war, riot and the like) not exceeding, on average, 1 hour; all other support and fix implementations not exceeding, on average, 4 hours. Any problems materially affecting the operation of eNote Private Label CEM Services shall be reported to



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              eNote within one hour of detection by CEM. Corrective actions and progress must be reported as requested by eNote. CEM shall maintain it's data operations in a data center of CEM's choosing, that monitors the Private Label CEM Services 24 hours per day, 7 days per week, 365 days per year.

                               ARTICLE 2. PAYMENT

2.1 WHOLESALE PRICING. eNote shall pay CEM for Private Label CEM Services at the wholesale pricing rates provided in SCHEDULE A hereof, based upon the final configuration chosen by eNote.

2.2 BILLING AND PAYMENT. CEM will bill eNote monthly for each eNote user ("ENOTE USER") using the eNote Private Label CEM Service. CEM will bill eNote for eNote User usage by the 15th of month following the month of usage. eNote shall pay CEM 30 days following the date of invoice. eNote agrees that it will be responsible for billing and collecting payment from eNote Users.

2.3 USER INVOICING; RETAIL PRICING. CEM will provide eNote with all of the information necessary for eNote to invoice eNote Users. Retail pricing to eNote Users of various service levels and fees (if any) will be at the sole discretion of eNote.

2.4 AUDIT AND INSPECTION. eNote or its agents shall have the right to audit and inspect the books and records of CEM, and make copies thereof, as same relate to the usage by eNote users of the eNote Private Label CEM Service upon reasonable notice, during regular CEM business hours. Any discrepancy revealed by such inspection shall be remedied within five (5) days by the party required to tender payment. In the event the inspection discloses an over-payment by eNote that is in excess of ten percent (10%), CEM shall bear the costs of the audit in all cases where the cost of the audit exceeds the amount of the over-payment disclosed (as reasonably determined by CEM). CEM shall maintain such books and records in accordance with generally accepted accounting principles, and retain copies thereof for the term of this Agreement (and any renewal terms) and for at least one (1) year following any expiration or termination of this Agreement. eNote's right of audit and inspection pursuant to this Section shall



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           survive any expiration or termination of this Agreement by a further period of three (3) months.

                         ARTICLE 3. PRODUCT INTEGRATION

3.1 ENROLLMENT AND LOGIN. CEM shall host the sign-up procedure as well as the login to the eNote Private Label CEM Service.

3.2 BASIC FEATURE SET. Aside from any modifications necessary to provide private labeling in accordance with this Agreement, the features and function set of the eNote user interface will be consistent with the then-current private label production version of CoolEmail, which shall consist, at a minimum, of the standard features and functions provided in SCHEDULE B hereof for the eNote Basic Service Release.

3.3 CHANGES TO THE BASIC FEATURE SET. eNote may request changes to the look and feel of the eNote User site. CEM will do its best to accommodate eNote change requests, but any and all changes must be reasonably technologically and economically feasible. Changes will be billed to eNote at $150/hour. CEM staff will work with eNote to establish an estimated budget before any change work begins. No such change work will be undertaken by CEM without the prior written approval by both parties of specifications, costs and scheduling.

                          ARTICLE 4. PROPRIETARY RIGHTS

4.1 BRANDS. During the term hereof, each Party shall have the right to display the trade names, trademarks, service marks and logos (the "BRANDS") of the other Party solely for the purposes and as set forth in this Agreement.

4.2 LIMITED LICENSE. Subject to the terms and conditions of this Agreement, CEM hereby grants eNote a non-exclusive, worldwide, non-transferable, limited license to use, reproduce and display CEM's Brands in order to display and publish the eNote Private Label CEM Service and to market and promote the eNote Private Label CEM Service. Subject to the terms and conditions of this Agreement, eNote hereby grants CEM a non-exclusive, worldwide, non-transferable, limited license to use, reproduce and display eNote's Brands in order to create and maintain the eNote Private Label CEM



                                     - 4 -
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           Service and to market and promote the eNote Private Label CEM
           Service. All use by either Party of the other's Brands shall inure solely to the benefit of the Party owning the Brands. Neither Party shall take any action that would infringe, dilute or conflict with the other's right and ownership in its Brands. Each Party acknowledges the other's exclusive ownership of such other Party's Brands, and except for the license granted in this Section, this Agreement does not grant either Party any right, title or interest in or to the other's Brands.

4.3 CEM PROPERTY. eNote acknowledges and agrees that CEM owns all right, title and interest in and to the CEM web site, the CEM Brands, all source and object code used in the CEM System whether developed specifically for the integration of the eNote Private Label CEM Services or otherwise, together with the instructions and manuals sold or provided as a unit therewith (together, the "CEM PROPERTY"). Except for the limited license of eNote to the CEM Brands, nothing in this Agreement confers on eNote any license, right of ownership, title or interest in CEM Property. To the extent that eNote is deemed to own any rights in the CEM Property, eNote hereby assigns and conveys to CEM, its successors and assigns, any and all such rights and agrees to execute any additional documents reasonably necessary to effect, evidence and record such assignment. This obligation to execute such additional documents shall survive any expiration or termination of this Agreement.

4.4 SERVICE BRANDING. CEM may use the phrase, "powered by CoolEmail" and related logo in association with the eNote Brands on all static and dynamic pages served by eNote Users.

4.5 ENOTE PROPERTY. Nothing in this Agreement shall be deemed to confer any right, title or interest in the eNote Brands, the TVemail(TM) System and its backbone or any other eNote product or property whatsoever (the "ENOTE PROPERTY"), which shall remain the sole and exclusive property of eNote. To the extent that CEM is deemed to own any rights in the eNote Property, CEM hereby assigns and conveys to eNote, its successors and assigns, any and all such rights and agrees to execute any additional documents reasonably necessary to effect, evidence and record such assignment. This obligation



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           to execute such additional documents shall survive any expiration or termination of this Agreement.

4.6 INDEMNIFICATION. The parties each agree to indemnify and hold harmless the other party from and against loss or damage, including reasonable attorneys' fees and costs, sustained by reason of any use of the other party's Brands in accordance with this Agreement.

4.7 PUBLICITY. eNote and CEM agree to cooperate in developing and issuing joint press releases from time to time. No press releases may be issued without advance review and approval of both parties hereto.

4.8 REMEDIES. The parties acknowledge that the rights and obligations of the parties pursuant to this Article are special and unique, and that in the event of breach, monetary damages might be insufficient to compensate the injured party. Therefore, in addition to any other remedy available at law or equity, the parties agree that the injured party shall be entitled to specific performance to prevent a breach or threatened breach of this Section, and to injunctive relief, without further proof of irreparable harm or the posting of a bond.

                         ARTICLE 5. TERM AND TERMINATION

5.1 TERM; RENEWAL. Unless other wise terminated pursuant to this Article, this Agreement shall remain in effect for an initial term of thirty-six (36) months from the Effective Date hereof (the "TERM"). Thereafter, this Agreement shall renew automatically for successive six (6) month terms unless terminated by a party upon written notice no later than forty-five (45) days before the expiration of any term.

5.2 TERMINATION FOR CONVENIENCE. During the first twelve (12) month period following the Effective Date hereof, either party may terminate this Agreement without cause upon ninety (90) days' prior written notice.

5.3 TERMINATION FOR CAUSE. This Agreement may be terminated immediately by either party, for cause, upon written notice to the other party, upon the occurrence of any of the following event: (i) if the other ceases to do business or otherwise terminates its



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           business operations for a period of sixty (60) days; (ii) if the other shall fail to promptly secure or renew any license, registration permit, authorization or approval necessary for the conduct of its business in the manner contemplated by this Agreement, or if any such license, registration, permit, authorization, or approval is revoked or suspended and not reinstated within thirty
           (30) days; or (iii) if the other breaches any material provision of this Agreement, including, without limitation, any failure to pay invoices within the time period set forth in Section 2.3 hereof, twenty (20) days of written notice describing such breach and the intent to terminate.

5.4 TERMINATION WITHOUT NOTICE. This Agreement may be terminated by either party without any requirement of notice if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust, deed, creditor arrangement, composition, or comparable proceeding, or if any such proceeding is instituted against such party by its creditors and not dismissed within forty-five (45) days.

5.5 NOT EXCLUSIVE REMEDY. Termination shall not be the sole remedy under this Agreement and whether or not termination is effected, all other remedies shall remain available.

5.6 NO LIABILITY FOR CERTAIN TERMINATIONS. Each party acknowledges and agrees that the rights of termination pursuant to Sections 5.1, 5.2 and 5.4 are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other (including, without limitation, lost profits) arising from due to any termination of this Agreement by a party that has otherwise complied with the terms of this Agreement, whether or not the terminating party was aware of the possibility of such damages, loss or expense.

                               ARTICLE 6. CONDUCT

6.1 SPAM. CEM and eNote will use commercially reasonable efforts to ensure that the eNote Private Label CEM Service will not be used for chain letters, junk mail, spamming or any use of distribution lists to any person who has not given specific permission to be included in such a process.


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6.2        COOPERATION. The parties agree to co-operate to ensure that the eNote
           Private Label CEM Service and the associated eNote Web Site are restricted to the fullest extent permitted by law in order to preclude liability of either party from transmission of: (i) obscene, pornographic or sexually explicit materials; (ii) messages promoting abusive, threatening, hateful or violent behavior; (iii) messages advocating prohibited forms of discrimination; or (iv) messages promoting criminal or illegal activities, provided however, that none of the foregoing shall be deemed to impose a duty on either party to monitor communications by or between eNote Users.

6.3 ADVERTISING. All eNote advertisements on the eNote Private Label CEM Service shall comply with the rules set forth in Sections 6.1 and 6.2 above.

6.4 CERTAIN RIGHTS TO DENY USER ACCESS. eNote Users may be denied continuing access to the Private Label CEM Service for behavior that is inconsistent with the policies and principles set forth in this Article. Such policies and principles may be revised without notice.

                           ARTICLE 7. CONFIDENTIALITY

7.1 CONFIDENTIAL INFORMATION. The parties acknowledge that as a result of this Agreement, each may become privy to the confidential business information and trade secrets of the other, as well as private, confidential information concerning the customers and users of the parties' respective Internet and telephony services. Each party agrees that all such confidential information and trade secrets, including, but not limited to, software, inventions, algorithms, know-how, ideas, business and marketing plans, technical information, financial information and information regarding customers (including registration data and e-mail content) ("CONFIDENTIAL INFORMATION") it obtains from or by reason of the services provided to the disclosing party (the "DISCLOSING PARTY") shall remain the sole property of the Disclosing Party and/or its customers (as appropriate). Except as expressly and unambiguously permitted in this Agreement, without the prior written consent of the Disclosing Party in each instance (which consent may be withheld at the sole discretion of the Disclosing Party), the party receiving Confidential Information (the "RECEIVING PARTY") shall hold in confidence and not use or disclose,



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           except in furtherance of this Agreement, any Confidential Information of the Disclosing Party and/or its customers (as appropriate), and shall similarly bind its employees, principals and contractors in writing. [In particular, but without limitation, CEM shall not use or disclose to any third party either during or after the term of this Agreement, except under court order, any registration data or other information or content contained in or provided by any eNote User in a communication in any media, or any information concerning eNote
           User usage data, except in the form of compiled and aggregated data which does not identify or describe any individual eNote User or the substance of such eNote user's communications.] [Awaiting resolution of advertising rights set forth in Section 6.1 hereof]

7.2 PUBLIC DOMAIN INFORMATION. Only such Disclosing Party information that is in the public domain (other than as a result of a breach of this Agreement) and information disclosed by the Disclosing Party to a third party free of restrictions on disclosure shall be excluded from the definition of Confidential Information.

7.3 RETURN OF CONFIDENTIAL MATERIALS. Upon termination of this Agreement, unless specifically provided herein, all rights and licenses granted under this Agreement shall terminate, and each party shall return to the other all Confidential Information, in any media, then in its possession or under its control. Each party agrees to certify to such return if requested by the other party.

7.4 SURVIVAL OF OBLIGATIONS. The obligations of confidentiality contained in this Agreement shall survive expiration or termination of this Agreement for three (3) years, provided however, that the obligations concerning customer Confidential Information shall survive in perpetuity.

7.5 REMEDIES. The parties acknowledge that the rights and obligations of the parties pursuant to this Article are special and unique, and that in the event of breach, monetary damages might be insufficient to compensate the injured party. Therefore, in addition to any other remedy available at law or equity, the parties agree that the injured party shall be entitled to specific performance to prevent a breach or threatened breach of this



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           Article, and to injunctive relief, without further proof of irreparable harm or the posting of a bond.

                              ARTICLE 8. WARRANTIES

8.1        AUTHORITY FOR AGREEMENT.

           (a) Each of the Parties represents and warrants to the other that:
           (i) it has full power and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement; (ii) the execution, delivery, and performance of this Agreement have been authorized by all required action, corporate or otherwise, and do not violate or conflict with any provisions of its charter or bylaws or any of its contractual obligations or requirements of law binding on it; (iii) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms; and
           (v) it has and will maintain in full force and effect throughout the term of this Agreement all governmental permits, licenses, and authorizations required on its part to perform its obligations under this Agreement.

           (b) EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION, NEITHER CEM NOR ENOTE MAKES ANY EXPRESS OR IMPLIED WARRANTIES WHATSOEVER WITH RESPECT TO THE SERVICES LICENSED UNDER THIS AGREEMENT AND EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPORSE, OR OF NON-INFRINGEMENT.

8.2 PERFORMANCE. CEM warrants and represents that the eNote Private Label CEM Service will operate substantially in conformity with the specifications as provide in SCHEDULE B hereto and the operating guidelines in this Agreement and any instructions provided by CEM to eNote or eNote Users, and that any fixes, patches, work-arounds or modifications necessary to the operation of the eNote Private Label CEM Service will be performed by CEM in a timely manner at no additional cost to eNote or eNote Users.



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                            ARTICLE 9. MISCELLANEOUS

9.1 ENTIRE AGREEMENT. Upon execution by both parties, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior and contemporaneous communications whether oral or written.

9.2 GEOGRAPHIC LIMITATION. The terms and conditions of this agreement are limited to eNote Private Label CEM Service pertaining to, and originating from the United States.

9.3 AMENDMENT AND WAIVER. Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of all parties hereto.

9.4 CONTROLLING LAW. This Agreement is made in, and shall be governed by and construed under the laws of, the State of Illinois and the United States without regard to conflicts of laws provisions thereof. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the Illinois and United States federal courts having within their jurisdiction the location of CEM's principal place of business. Both parties consent to the exclusive jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by Illinois or federal law. The parties hereby also waive their right to trial by jury on causes of action that are based on this Agreement.

9.5 ATTORNEYS' FEES. If either the eNote or CEM employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs, and other expenses.

9.6 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given to the party to be notified in writing and shall be deemed effectively given upon date of personal delivery, upon date of delivery by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or three business days after deposit with the United States Post Office by registered or certified mail, postage prepaid, and addressed to the party to be notified at the address



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           indicated for such party on the signature page hereof, or at such other address as such party may designate with like notice.

9.7 SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so as to ensure that the rest of this Agreement remains in full force and effect and remains enforceable.

9.8 TRANSITION. In the event this Agreement is terminated, CEM will work with eNote to transition eNote Users to a new service provider.

9.9 TAXES. eNote shall pay any and all taxes associated with the use of the eNote private label CEM System apart from taxes imposed on CEM's income therefrom.

9.10 INDEPENDENT CONTRACTOR. CEM, in its performance under this Agreement, is acting solely as an independent provider of services to eNote. No joint venture or partnership shall be deemed created by this Agreement or the performance of the parties.

9.11 ASSIGNMENT. This Agreement shall be binding on the successors and assigns of the parties.


                            {SIGNATURE PAGE FOLLOWS}



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf on the date and year first above written.


Accepted by: /s/ John R. Varsames             Accepted by: /s/ Michael O'Roark
             -------------------------                     ---------------------

             John R. Varsames                              Michael O'Roark
             President and CEO                             President
             eNote.com Inc                                 CoolEmail.com, Inc.
             185 Allen Brook Lane                          315 Park Avenue
             Williston, VT 05495                           Glencoe, IL 60022



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                                   SCHEDULE A


                        Schedule of Private Label Pricing

YEAR 1

1.   No charge for basic email backbone
2. $0.10/month for first phone activated account on a eNote (TVemail(TM)) unit and $0.25/month for all additional phone activated accounts on a eNote (TVemail(TM)) unit.
3.   $0.065/minute for phone accessed accounts on CEM lines
4.   Pass through of payphone access charges. Currently $0.285/payphone call
5.   Should eNote elect to run their own lines then:
     5.1. There is a $25,000 set up fee per inbound telephony pod. Each inbound telephony pod can accommodate 2,500 - 5,000 calls per day. Each pod can handle 24 simultaneous calls.
     5.2. Phone access cost would drop to $0.015/minute
6.   $150.00/hour for custom development time
7. Approximately $20,000.00 (at CEM's actual cost) for the attachment server. Final price to be included in a separate agreement that covers attachments.
8. CEM and eNote shall share net advertising revenue derived from the eNote Web Site and telephone access to the CEM hosted eNote email service equally.


YEAR 2

1.   Same as in Year 1 except:
     1.1  $995.00/month for every 250,000 email address in the eNote CEM service
2. $0.25/month for first phone activated account on an eNote (TVemail(TM)) unit and $0.25/month for all additional phone activated accounts on an eNote (TVemail(TM)) unit.

YEAR 3

1.   Same as in Year 2 except:
1.2  0 - 100,000 mailboxes $0.10/month per mailbox
         100,001 - 250,000 mailboxes $0.09/month per mailbox
         250,001 - 500,000 mailboxes $0.08/month per mailbox
         500,000 + mailboxes $0.07/month per mailbox


                                     -A-1-
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                                   SCHEDULE B

         Standard Features Available in the eNote Basic Service Release


-    Basic email service:
     - Read
     - Reply
     - Forward
     - Delete
     - 6 Megs of storage
     - POP3 access
     - CEM service via private toll-free number
     - Consolidation of external email accounts generally supported by CEM service

         Enhanced Features Available in the eNote Basic Service Release

These features are subject to additional development time. A separate budget and contract will be developed to address these features:

-    Attachment translation
- Address book with synchronization between the CEM address book and the eNote address book




                                     -B-1-